                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                   ----------

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 6, 2006

                                 EDO CORPORATION
             (Exact name of Registrant as specified in its charter)

           NEW YORK                        3812                   11-0707740
       (State or Other               (Primary Standard         (I.R.S. Employer
Jurisdiction of Incorporation    Industrial Classification   Identification No.)
       or Organization)                Code Number)

                                   ----------

                         60 EAST 42ND STREET 42ND FLOOR
                               NEW YORK, NY 10165
                                  212.716.2000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                   ----------

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

                                   ----------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

EDO Corporation, a New York corporation (the "Company"), is filing this Current Report on Form 8-K/A ("Form 8-K/A") to file certain audited and unaudited financial statements and unaudited pro forma financial information relating to the acquisition (the "Acquisition") by the Company of all of the outstanding capital stock of CAS, Inc., an Alabama Corporation.

The closing of the Acquisition occurred on September 6, 2006. The Company filed a Current Report on Form 8-K on September 8, 2006 (Form 8-K") to report the Acquisition. The Company is filing the required audited and unaudited financial statements and unaudited pro forma financial information relating to the Acquisition in this Form 8-K/A.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements of Business Acquired

The required audited financial statements of CAS Inc. as of and for the year ended March 31, 2006 and the required unaudited interim financial statements of CAS, Inc. as of and for the three months ended June 30, 2006 and 2005.

                         Report of Independent Auditors

To the Board of Directors and Shareholders of EDO Corporation

We have audited the accompanying balance sheet of CAS, Inc. (the "Company") as of March 31, 2006 and the related statements of earnings, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CAS, Inc. at March 31, 2006 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP

New York, New York
November 9, 2006

                          CAS, INC. (AN S CORPORATION)

                                  BALANCE SHEET

                                 MARCH 31, 2006

Current assets:
   Cash and cash equivalents......................................   $    69,800
   Accounts receivable............................................    36,918,670
   Notes receivable ..............................................         6,942
   Prepayments and other .........................................     1,811,411
                                                                     -----------
      Total current assets........................................    38,806,823
                                                                     -----------
Property, plant and equipment, net ...............................     1,452,728
Investment in joint ventures .....................................       106,194
Other assets .....................................................       155,454
                                                                     -----------
                                                                     $40,521,199
                                                                     -----------
Current liabilities:
   Accounts payable...............................................   $13,925,900
   Accrued liabilities............................................    14,094,945
   Note payable ..................................................     7,053,750
Billings in excess of costs and estimated earnings ...............       608,886
                                                                     -----------
      Total current liabilities...................................    35,683,481
                                                                     -----------
Shareholders' equity:
   Class A Voting Common shares - $0.001 par value, 750,000 shares
      authorized and 2,020 issued and outstanding ................             2
   Class B Non-Voting Common shares - $0.001 par value, 250,000
      shares authorized and 1,010 issued and outstanding..........             1
   Additional paid-in capital ....................................     4,503,027
   Retained earnings .............................................       334,688
                                                                     -----------
      Total shareholders' equity .................................     4,837,718
                                                                     -----------
                                                                     $40,521,199
                                                                     ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          CAS, INC. (AN S CORPORATION)

                              STATEMENT OF EARNINGS

                            YEAR ENDED MARCH 31, 2006

NET SALES ..............................   $189,640,053
COSTS AND EXPENSES
   Cost of sales .......................    168,071,935
   Selling, general and administrative..     11,604,879
   Research and development ............         51,822
                                           ------------
                                            179,728,636
                                           ------------
Operating Earnings .....................      9,911,417

NON-OPERATING INCOME (EXPENSE)
   Interest income .....................         38,131
   Interest expense ....................       (210,834)
   Equity income in joint ventures .....        143,976
   Other, net ..........................       (103,445)
                                           ------------
                                               (132,172)
                                           ------------
NET EARNINGS ...........................   $  9,779,245
                                           ============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          CAS, INC. (AN S CORPORATION)

                             STATEMENT OF CASH FLOWS

                            YEAR ENDED MARCH 31, 2006

Cash Flows from Operating Activities
Net earnings ...............................................   $  9,779,245
Adjustments to reconcile net earnings to cash provided by
   operating activities:
   Depreciation ............................................        663,189
   Loss on disposal of fixed assets ........................          5,329
   Loss on sale of land ....................................          7,017
   Equity income in joint ventures, net ....................        (53,976)
   Changes in:
      Accounts receivable ..................................    (11,823,004)
      Notes receivable .....................................        279,772
      Prepaid expenses .....................................       (201,874)
      Deposits .............................................        (56,681)
      Accounts payable .....................................      6,096,892
      Accrued expenses .....................................      5,723,785
      Vested vacation pay ..................................        259,581
      Billings in excess of costs and estimated earnings ...        574,969
                                                               ------------
Net cash provided by operating activities ..................     11,254,244
                                                               ------------
Cash Flows from Investing Activities:
Purchase of equipment ......................................     (1,027,408)
Proceeds from sale of fixed assets & land ..................          6,750
                                                               ------------
Net cash used by investing activities ......................     (1,020,658)
                                                               ------------
Cash Flows from Financing Activities:
Proceeds from line of credit ...............................     95,446,440
Repayment of line of credit ................................    (96,116,219)
Distributions to shareholders ..............................    (11,075,247)
                                                               ------------
Net cash used by financing activities ......................    (11,745,026)
                                                               ------------
Net decrease in cash .......................................     (1,511,440)
Cash at beginning of year ..................................      1,581,240
                                                               ------------
Cash at end of year ........................................   $     69,800
                                                               ============
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest .....................   $    233,167
                                                               ============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          CAS, INC. (AN S CORPORATION)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                            YEAR ENDED MARCH 31, 2006

                                                                                 Total
                                   Common      Additional       Retained     Shareholders'
                                    Stock   Paid-In Capital     Earnings         Equity
                                   ------   ---------------   ------------   -------------
Balance at March 31, 2005 ......     $ 3       $4,503,027     $  1,630,690   $  6,133,720
Distributions to shareholders ..      --               --      (11,075,247)   (11,075,247)
Net income .....................      --               --        9,779,245      9,779,245
                                     ---       ----------     ------------   ------------
   Balance at March 31, 2006 ...     $ 3       $4,503,027     $    334,688   $  4,837,718
                                     ===       ==========     ============   ============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          CAS, INC. (AN S CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed by the Company and the method of applying those policies which affect the determination of financial position and results of operations are summarized below:

Nature of Business

The Company specializes in providing diversified engineering, systems development and analysis services for the evaluation of major weapon systems, primarily through major programs of various agencies of the United States Government. The Company is headquartered in Huntsville, Alabama with separate facilities located in Colorado, Texas, Virginia, and Germany.

Revenue Recognition

Sales under cost reimbursement contracts are recorded as costs are incurred and includes a proportional amount of the fee expected to be realized on each contract. Billings in excess of costs and estimated earnings are shown as a current liability. Certain contracts contain performance award fees. Such award fees are included in sales at the time that the amount of the fees to be awarded can be reasonably determined. Sales under fixed-price contracts are recorded under the percentage-of-completion method, based on costs incurred as compared to total costs estimated to complete the contract.

Cash and Cash Equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of March 31, 2006.

Investment in Joint Ventures

The Company has investments in two joint ventures, described in Note 7, which are reported under the equity method of accounting.

Concentration of Credit Risk

The Company maintains its cash accounts at a financial institution located in Huntsville, Alabama. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. There were no amounts in excess of the insured limits as of March 31 2006. We conduct a significant amount of our business with the United States Government. Although there are currently no indications of a significant change in the status of government funding of certain programs, should this occur, our results of operations, financial position and liquidity could be materially affected. Such a change could have a significant impact on our profitability.

Long-Lived Assets

Furniture, equipment and vehicles are stated at cost, less accumulated depreciation. Depreciation is provided primarily by using accelerated methods at rates intended to distribute the cost of furniture, equipment and vehicles over their estimated service lives of 3 to 7 years.

In those cases where we determine that the useful life of property, plant and equipment should be shortened, we depreciate the net book value in excess of salvage value over its revised remaining useful life thereby increasing depreciation expense. Factors such as technological advances, changes to our business model, changes in our capital strategy, changes in the planned use of equipment, fixtures, software or changes in the planned use of facilities could result in shortened useful lives. Long-lived assets are reviewed by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The estimate of cash flow, which is used to determine recoverability, is based upon, among other things, certain assumptions about future operating performance. The Company's estimates of undiscounted cash flow may differ from actual cash flow due to such factors including technological advances, changes to the Company's business model, or changes in the Company's capital strategy or planned use of long-lived assets. If the sum of the undiscounted cash flows, excluding interest, is less than the carrying value, we would recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

Income Taxes

The Company elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code, effective April 1, 1982. Under those provisions, the Company does not pay federal and state corporate income taxes on its taxable income; instead, the shareholders are liable for individual income taxes on their respective shares of the Company's taxable income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - ACCOUNTS RECEIVABLE

Trade receivables from contracts (principally with the U.S. Government or U.S. Government contractors) at March 31, 2006 were as follows:

Amounts billed ......................   $21,844,298
Estimated award fees receivable .....        31,530
Unbilled costs and accrued profits ..    15,042,842
                                        -----------
   Total accounts receivable ........   $36,918,670
                                        ===========

Management considers all receivables collectible, and therefore, has not provided an allowance for doubtful accounts.

NOTE 3 -- FURNITURE, EQUIPMENT AND VEHICLES

Furniture, equipment and vehicles at March 31, 2006 were as follows:

Office furniture and equipment ...................................   $   385,832
Manufacturing equipment ..........................................     1,082,974
Computer center equipment ........................................     3,860,012
Vehicles .........................................................        31,678
                                                                     -----------
                                                                       5,360,496
Accumulated depreciation .........................................    (3,907,768)
                                                                     -----------
   Total furniture, equipment and vehicles, net of depreciation ..   $ 1,452,728
                                                                     ===========

NOTE 4 -- ACCRUED LIABILITIES

Accrued liabilities consist of the following at March 31, 2006:

Vacation .........................................................   $ 4,728,945
Subcontractor costs ..............................................     4,358,253
Salaries & payroll taxes .........................................     3,117,481
Other ............................................................     1,890,266
                                                                     -----------
Total ............................................................   $14,094,945
                                                                     ===========

NOTE 5 -- NOTE PAYABLE

On June 2, 2005, the Company and its primary shareholders renewed a line of credit with a bank for borrowings of up to $7,000,000.00. Currently, the interest rate on the outstanding principal is based upon the one-month London Interbank Offered Rate (LIBOR) plus 2%. The effective rate as of March 31, 2006 was 6.8%. All interest is paid monthly. The obligation under this agreement is due on demand, but not later than September 30, 2006 and is collateralized by all the Company's accounts receivable and contract rights. Two of the Company's shareholders have each guaranteed up to $1,000,000 of the line of credit. On June 27, 2006, the Company increased the line of credit by $2,000,000 with the same interest rate and due on July 27, 2006, On August 31, 2006, the Company increased the line of credit by $1,000,000 at the same interest rate and due on September 30, 2006. The balance due under the note payable was $7,053,750 at March 31, 2006.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

Accounts Receivable

As of March 31, 2003, management had recorded a bad debt for the entire accounts receivable balance due from a customer in the amount of $1,101,888. Subsequent to March 31, 2003, the Company reached an agreement with the customer whereby the customer is making payments in the form of a note bearing interest at 4.0%. The bad debt recovery is being recognized as note payments are received. Total principal and interest received for the year ended March 31, 2006 was $229,425 principal and $20,575 interest.

Contracts

Payments to the Company under cost reimbursable contracts are provisional payments which are subject to adjustment upon annual audit by the Defense Contract Audit Agency (DCAA). The audit of costs for the years ended March 31, 2006 and 2005 have not been initiated. It is management's opinion that the results of these audits will not have any material effect on the Company's financial position.

Dental Insurance Claims Reserve

On December 1, 1991, the Company established an employee dental benefit plan to self-insure claims. Claims above a predetermined ceiling amount were covered by a stop-loss insurance policy through November 30, 2001. Effective December 1, 2001, the Company's employee dental benefit plan is self-funded. Management believes that the Company has made provisions sufficient to cover estimated claims, including claims incurred, but not yet reported for the dental plan. Total dental insurance costs for the year ended March 31, 2006 were $561,560.

Health insurance

Effective April 1, 2000, the Company changed from a fully-insured health insurance program to a self-funded medical benefit plan structured as a Voluntary Employee Beneficiary Association (VEBA) welfare benefit trust. For the year ended March 31, 2006, health care claims were self-insured up to $150,000 per year for each individual covered (with an aggregating specific deductible of $30,000 per year beginning in 2006). Claims above this ceiling are covered by stop-loss insurance providing a maximum aggregate plan benefit of $1,000,000 per employee. Management believes that the Company has made sufficient trust provisions to cover estimated claims, including claims incurred, but not yet reported for the medical plan. Total health insurance costs for the year ended March 31, 2006 were $4,849,608

Leases

On March 31, 2006, the Company was obligated under certain leases (which have not been capitalized) for building, equipment and vehicles. Rent expense was $3,154,174 for the year ended March 31, 2006. The following amounts represent future payment commitments:

Year Ending March 31,   Rent Payments
---------------------   --------------
      2007                $2,749,222
      2008                 2,482,862
      2009                 1,792,296
      2010                 1,402,265
      2011                   951,104
      2012-2015            3,734,546

NOTE 7 - INVESTMENT IN JOINT VENTURES

The Company has investments in two joint ventures which were formed for specific contracting purposes with various government programs. The ownership interests, 28.3%, and 15%, have both been accounted for using the equity method of accounting. The Company's combined equity interest in joint ventures totaled $106,194 at March 31, 2006. The Company's combined share of joint ventures net income included in its statements of income for the year ended March 31, 2006 was $143,976.

The Company has guaranteed debt of one of the joint ventures in which it owns a 15% interest. The Company is contingently liable for up to $67,500 under the joint venture's line of credit.

NOTE 8 - RELATED PARTY TRANSACTIONS

Leases

The Company has entered into various operating leases with two principal officers/shareholders representing approximately 9.1% of the total rent expense for the year ended March 31, 2006. In management's opinion, the terms and conditions of these transactions are substantially the same as similar transactions with unrelated parties. The leasing transactions are detailed below:

                                          Rent expense in
                                             Year Ended     Rent Commitment at
Property Leased            Lease Term      March 31, 2006     March 31, 2006
---------------          --------------   ---------------   ------------------
Equipment ............   36 months            $ 74,461           $ 53,810
Vehicles .............   36 months             121,594            147,829
Land and buildings ...   Month to month         91,658                 --

Notes Receivable

Notes receivable from officers bear interest at the prevailing short-term annual applicable federal rate. Interest income on officer notes totaled $4,428 for the year ended March 31, 2006. The notes receivable from officers were repaid in full as of March 31, 2006.

NOTE 9- PREPAID EXPENSES

Prepaid expenses at March 31, 2006 were as follows:

Health Insurance ............   $1,229,968
Rent ........................      194,936
Taxes & Licenses ............       55,818
Equipment & Software ........      321,955
Other .......................        8,734
                                ----------
   Total prepaid expenses ...   $1,811,411
                                ==========

NOTE 10- RETIREMENT PLANS

The Company previously maintained two defined contribution plans for the benefit of employees who meet eligibility requirements. The money purchase pension plan was created August 22, 1986 through amendment of the Company's existing profit-sharing plan. Contributions to the money purchase pension plan were based on 10% of eligible employees' taxable compensation. The Company also established a 401(k) profit-sharing plan on August 22, 1986 that allows employees to contribute their own earnings on a tax deferred basis up to limits prescribed by the Internal Revenue Code. The Company contributes an amount equal to 10% of the salary reduction contributions made by an employee and reserves the right to make discretionary contributions as determined by the Company's Board of Directors. The money purchase pension plan and 401(k) profit sharing plan were merged into one plan as of April 1, 2004. The Company expects to continue the plan indefinitely; however, the rights to modify, amend or terminate the plan have been reserved. The Company's pension expense was $6,182,212 for the year ended March 31, 2006.

NOTE 11- SHAREHOLDERS' EQUITY

Distributions to shareholders in the amount of $11,075,247 were made during the year ended March 31, 2006. In July 2005, the Certificate of Incorporation was amended to create Class A Voting Common Shares and Class B Non-Voting Common Shares. As of March 31, 2006, there are 750,000 shares of Class A Voting Common Shares authorized and 2,020 issued and outstanding, and 250,000 shares of Class B Non-voting Common Shares authorized and 1,010 issued and outstanding.

NOTE 12- SUBSEQUENT EVENTS

On July 26, 2006, the Company entered into a Stock Purchase Agreement to sell all of the issued and outstanding shares of the Company to EDO Corporation for $178.1 million. The transaction closed and the acquisition was completed on September 6, 2006. As a result of the acquisition, one of the joint ventures (Note 7) exercised its repurchase right for the units held by CAS, Inc. for a price of $87,679.

                          CAS, INC. (AN S CORPORATION)

                                  BALANCE SHEET

                                  JUNE 30, 2006
                                   (UNAUDITED)

Current assets:
   Cash and cash equivalents ................................   $    23,707
   Accounts receivable ......................................    37,111,616
   Notes receivable .........................................         6,934
   Prepayments and other ....................................       599,527
                                                                -----------
      Total current assets ..................................    37,741,784
Property, plant and equipment, net ..........................     1,304,172
Investment in joint ventures ................................       113,850
Other assets ................................................       132,501
                                                                -----------
                                                                $39,292,307
Current liabilities:
   Accounts payable .........................................   $ 9,690,774
   Accrued liabilities ......................................    18,625,952
   Note payable .............................................     7,377,848
                                                                -----------
      Total current liabilities .............................    35,694,574
Shareholders' equity:
   Class A Voting Common shares - $0.001 par value, 750,000
      shares  authorized and 2,020 issued and outstanding ...             2
   Class B Non-Voting  Common shares - $0.001 par value,
      250,000 shares authorized and 1,010 issued and
      outstanding ...........................................             1
   Additional paid-in capital ...............................     4,503,027
   Accumulated deficit ......................................      (905,297)
                                                                -----------
      Total shareholders' equity ............................     3,597,733
                                                                -----------
                                                                $39,292,307
                                                                ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          CAS, INC. (AN S CORPORATION)

                             STATEMENTS OF EARNINGS

                       FOR THE THREE MONTHS ENDED JUNE 30,
                                   (UNAUDITED)

                                                  2006          2005
                                              -----------   -----------
NET SALES .................................   $46,186,727   $50,226,234

COSTS AND EXPENSES
   Cost of sales ..........................    41,708,191    44,521,658
   Selling, general and administrative ....     3,178,687     4,021,789
   Research and development ...............        15,206        44,183
                                              -----------   -----------
                                               44,902,084    48,587,630
                                              -----------   -----------
Operating Earnings ........................     1,284,643     1,638,604

NON-OPERATING INCOME (EXPENSE)
   Interest income ........................         6,753         7,661
   Interest expense .......................       (81,156)      (52,154)
   Equity income in joint ventures ........        45,156        33,919
   Other, net .............................       (23,179)      (67,587)
                                              -----------   -----------
                                                  (52,426)      (78,161)
                                              -----------   -----------
NET EARNINGS ..............................   $ 1,232,217   $ 1,560,443
                                              ===========   ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          CAS, INC. (AN S CORPORATION)

                            STATEMENTS OF CASH FLOWS

                       FOR THE THREE MONTHS ENDED JUNE 30,
                                   (UNAUDITED)

                                                                      2006           2005
                                                                  ------------   ------------
OPERATING ACTIVITIES:
   Net earnings ...............................................   $  1,232,217   $  1,560,443
   Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation ............................................        153,921        168,185
      Loss on disposal of fixed assets ........................             --          5,187
      Equity income in joint ventures, net ....................         (7,656)       (33,919)
      Changes in:
         Accounts receivable ..................................       (192,946)    (5,187,368)
         Notes receivable .....................................              8             22
         Prepaid expenses .....................................      1,211,884      1,285,941
         Other assets .........................................         22,953        (47,522)
         Accounts payable .....................................     (4,235,126)    (1,974,883)
         Accrued expenses .....................................      4,292,797      5,942,669
         Vested vacation pay ..................................        238,212        299,371
         Billings in excess of costs and estimated earnings ...       (608,886)       257,506
                                                                  ------------   ------------
Net cash provided by operating activities .....................      2,107,378      2,275,632
                                                                  ------------   ------------
INVESTING ACTIVITIES:
   Purchase of equipment ......................................         (5,365)      (147,494)
                                                                  ------------   ------------
Net cash used by investing activities .........................         (5,365)      (147,494)
                                                                  ------------   ------------
FINANCING ACTIVITIES:
   Proceeds from line of credit ...............................     24,702,747     20,792,146
   Repayments of line of credit ...............................    (24,378,651)   (22,516,873)
   Distributions to shareholders ..............................     (2,472,202)    (1,923,700)
                                                                  ------------   ------------
Net cash used by financing activities .........................     (2,148,106)    (3,648,427)
                                                                  ------------   ------------
Net decrease in cash ..........................................        (46,093)    (1,520,289)
Cash at beginning of year .....................................         69,800      1,581,241
                                                                  ------------   ------------
CASH AT END OF YEAR ...........................................   $     23,707         60,952
                                                                  ============   ============

                Supplemental Disclosure of Cash Flow Information

   Cash paid for Interest......................................   $     83,299   $     66,629

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          CAS, INC. (AN S CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 2006 AND 2005
                                   (UNAUDITED)

NOTE 1 UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited financial statements do not include all information and footnotes normally included in consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States. The accompanying consolidated financial statements include all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair presentation of its consolidated financial position and results of operations for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year. The financial statements should be read in conjunction with the financial statements and notes thereto of CAS, Inc. (the "Company") for the year ended March 31, 2006.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed by the Company and the method of applying those policies which affect the determination of financial position and results of operations are summarized below:

Nature of Business

The Company specializes in providing diversified engineering, systems development and analysis services for the evaluation of major weapon systems, primarily through major programs of various agencies of the United States Government. The Company is headquartered in Huntsville, Alabama with separate facilities located in Colorado, Texas, Virginia, and Germany.

Revenue Recognition

Sales under cost reimbursement contracts are recorded as costs are incurred and includes a proportional amount of the fee expected to be realized on each contract. Billings in excess of costs and estimated earnings are shown as a current liability. Certain contracts contain performance award fees. Such award fees are included in sales at the time that the amount of the fees to be awarded can be reasonably determined. Sales under fixed-price contracts are recorded under the percentage-of-completion method, based on costs incurred as compared to total costs estimated to complete the contract.

Cash and Cash Equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of June 30, 2006.

Investment in Joint Ventures

The Company has investments in two joint ventures, described in Note 3, which are reported under the equity method of accounting.

Concentration of Credit Risk

The Company maintains its cash accounts at a financial institution located in Huntsville, Alabama. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. There were no amounts in excess of the insured limits as of June 30, 2006. We conduct a significant amount of our business with the United States Government. Although there are currently no indications of a significant change in the status of government funding of certain programs, should this occur, our results of operations, financial position and liquidity could be materially affected. Such a change could have a significant impact on our profitability.


Long-Lived Assets

Furniture, equipment and vehicles are stated at cost, less accumulated depreciation. Depreciation is provided primarily by using accelerated methods at rates intended to distribute the cost of furniture, equipment and vehicles over their estimated service lives of 3 to 7 years.

In those cases where we determine that the useful life of property, plant and equipment should be shortened, we depreciate the net book value in excess of salvage value over its revised remaining useful life thereby increasing depreciation expense. Factors such as technological advances, changes to our business model, changes in our capital strategy, changes in the planned use of equipment, fixtures, software or changes in the planned use of facilities could result in shortened useful lives. Long-lived assets are reviewed by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The estimate of cash flow, which is used to determine recoverability, is based upon, among other things, certain assumptions about future operating performance. The Company's estimates of undiscounted cash flow may differ from actual cash flow due to such factors including technological advances, changes to the Company's business model, or changes in the Company's capital strategy or planned use of long-lived assets. If the sum of the undiscounted cash flows, excluding interest, is less than the carrying value, we would recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

Income Taxes

The Company elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code, effective April 1, 1982. Under those provisions, the Company does not pay federal and state corporate income taxes on its taxable income; instead, the shareholders are liable for individual income taxes on their respective shares of the Company's taxable income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - INVESTMENT IN JOINT VENTURES

The Company has investments in two joint ventures which were formed for specific contracting purposes with various government programs. The ownership interests, 28.3%, and 15%, have both been accounted for using the equity method of accounting. The Company's combined equity interest in joint ventures totaled $113,850 at June 30, 2006. The Company's combined share of joint ventures net income included in its statements of income for the three months ended June 30, 2006 and 2005 was $45,156 and $33,919, respectively.

The Company has guaranteed debt of one of the joint ventures in which it owns a 15% interest. The Company is contingently liable for up to $67,500 under the joint venture's line of credit.

NOTE 4 -- ACCRUED LIABILITIES

Accrued liabilities consist of the following at June 30, 2006:

Subcontractor costs        $ 6,524,280
Vacation                     4,967,158
Salaries & payroll taxes     4,452,289
Retirement plan              1,875,828
Other                          806,397
                           -----------
Total                       18,625,952
                           ===========

NOTE 5 - RETIREMENT PLANS

The Company previously maintained two defined contribution plans for the benefit of employees who meet eligibility requirements. The money purchase pension plan was created August 22, 1986 through amendment of the Company's existing profit-sharing plan. Contributions to the money purchase pension plan were based on 10% of eligible employees' taxable compensation. The Company also established a 401(k) profit-sharing plan on August 22, 1986 that allows employees to contribute their own earnings on a tax deferred basis up to limits prescribed by the Internal Revenue Code. The Company contributes an amount equal to 10% of the salary reduction contributions made by an employee and reserves the right to make discretionary contributions as determined by the Company's Board of Directors. The money purchase pension plan and 401(k) profit sharing plan were merged into one plan as of April 1, 2004. The Company expects to continue the plan indefinitely; however, the rights to modify, amend or terminate the plan have been reserved. For the three months ended June 30, 2006 and 2005, the Company recorded pension expense of $1,761,274 and $1,960,666, respectively.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Dental Insurance Claims Reserve

On December 1, 1991, the Company established an employee dental benefit plan to self-insure claims. Claims above a predetermined ceiling amount were covered by a stop-loss insurance policy through November 30, 2001. Effective December 1, 2001, the Company's employee dental benefit plan is self-funded. Management believes that the Company has made provisions sufficient to cover estimated claims, including claims incurred, but not yet reported for the dental plan. Total dental insurance costs for the three months ended June 30, 2006 and 2005 were $150,191 and $158,022, respectively.

Health insurance

Effective April 1, 2000, the Company changed from a fully-insured health insurance program to a self-funded medical benefit plan structured as a Voluntary Employee Beneficiary Association (VEBA) welfare benefit trust, for the year ended March 31, 2006, health care claims were self-insured up to $150,000 per year for each individual covered (with an aggregating specific deductible of $30,000 per year beginning in 2006). Claims above this ceiling are covered by stop-loss insurance providing a maximum aggregate plan benefit of $1,000,000 per employee. Management believes that the Company has made sufficient trust provisions to cover estimated claims, including claims incurred, but not yet reported for the medical plan. Total health insurance costs for the three months ended June 30, 2006 and 2005 were $1,302,021 and $1,278,675, respectively.

NOTE 7 - RELATED PARTY TRANSACTIONS

Leases

The Company has entered into various operating leases with two principal officers/shareholders representing approximately 9.1% and 9.6% of the total rent expense for the three months ended June 30, 2006 and 2005, respectively. In management's opinion, the terms and conditions of these transactions are substantially the same as similar transactions with unrelated parties. The leasing transactions are detailed below:

                                     Rent expense Three   Rent expense Three
                                        Months ended         Months ended      Rent Commitment
Property Leased        Lease Term         6/30/06              6/30/05            6/30/06
---------------      --------------  ------------------   ------------------   ---------------
Equipment            36 months           $12,722              $20,628            $ 41,088
Vehicles             36 months            29,635               31,172             118,194
Land and buildings   Month to month       22,914               22,914                --

NOTE 8 - SUBSEQUENT EVENTS

On July 26, 2006, the Company entered into a Stock Purchase Agreement to sell all of the issued and outstanding shares of the Company to EDO Corporation for $178.1 million. The transaction closed and the acquisition was completed on September 6, 2006. As a result of the acquisition, one of the joint ventures (Note 3) exercised its repurchase right for the units held by CAS, Inc. for a price of $87,679.

     (b) Pro forma Financial Statements

Unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2005 and the six months ended June 24, 2006.

On September 6, 2006, EDO Corporation ("EDO" or the "Company") acquired, all of the outstanding common stock of CAS, Inc. ("CAS") for $178.1 million consisting of a cash payment of $173.2 million and 214,574 EDO common shares valued at $4.9 million and subject to certain post-closing purchase price adjustments. We financed $100 million of the purchase price from our credit facility. The credit agreement provides for a revolving credit facility in an aggregate amount equal to $300 million with sub-limits of $20 million for short-term swing loans and $100 million for letters of credit. The potential cash borrowing under the facility is reduced by the amount of outstanding letters of credit. The Company has the option to select Base Rate or Eurodollar Rate loans under the terms of the Credit Agreement. Any borrowings under the facility would be priced initially at LIBOR plus a predetermined amount depending on our consolidated leverage ratio at the time of the borrowing. Under the terms of the credit facility, we will be subject to various operating and financial covenants.

CAS was a privately-held company providing engineering services, logistics support, and weapon-systems analysis to the DoD. This acquisition is expected to strengthen and expand our range of professional and engineering services. CAS previously operated using a March 31, fiscal year end.

The following unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2005 was prepared by combining the audited historical statements of income of the Company and CAS, Inc. for the year ended December 31, 2005 and the six months ended June 24, 2006, respectively, giving effect to the acquisition as though it was completed at the beginning of the fiscal years presented.

The unaudited pro forma condensed combined financial information is presented in accordance with Article 11 of Regulation S-X. The acquisition has been accounted for under the purchase method of accounting in accordance with Statements of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of CAS, Inc. in connection with the acquisition, based on their estimated fair values at the acquisition date. The Company has not yet completed its analysis of the fair value of the acquired assets and liabilities. Consequently, the excess purchase price over the net assets acquired has been temporarily assigned to goodwill, and amounts recorded are subject to change.


The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had EDO Corporation and CAS, Inc. been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings EDO Corporation may achieve with respect to the combined companies. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable at this point in time. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, EDO's historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2005 and in its Form 10-Q for the six months ended June 24, 2006, and the CAS, Inc. historical consolidated financial statements for the year ended March 31, 2006 and for the three months ended June 30, 2006.

                                 EDO CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS
                      (in thousands, except per share data)
                      FOR THE YEAR ENDED DECEMBER 31, 2005


                                                                December 31,  March 31,                             EDO
                                                                    2005        2006                             Pro Forma
                                                                -----------   --------         Pro Forma          Combined
                                                                    EDO          CAS          Adjustments    December 31, 2005
                                                                -----------   --------      --------------   -----------------
NET SALES ............................................          $648,482      $189,640                           $838,122
COSTS AND EXPENSES
   Cost of sales .....................................           490,617       168,072                            658,689
   Selling, general and administrative ...............            85,921        11,605        1,891 a), b), c)     99,417
   Research and development ..........................            17,122            52                             17,174
   Environmental cost provision, Deer Park facility ..             1,543            --                              1,543
                                                                --------      --------      -------              --------
                                                                 595,203       179,729        1,891               776,823
                                                                --------      --------      -------              --------
OPERATING EARNINGS ...................................            53,279         9,911       (1,891)               61,299
NON-OPERATING INCOME (EXPENSE)
   Interest income ...................................             2,300            38       (2,167)d)                171
   Interest expense ..................................            (9,420)         (211)      (4,878)e)            (14,509)
   Loss on redemption of 5.25% Convertible
      Subordinated Notes .............................            (4,171)           --                             (4,171)
   Equity income in joint ventures ...................                --           144                                144
   Other, net ........................................              (147)         (103)                              (250)
                                                                --------      --------      -------              --------
                                                                 (11,438)         (132)      (7,045)              (18,615)
                                                                --------      --------      -------              --------
Earnings before income taxes .........................            41,841         9,779       (8,936)               42,684
Income tax expense ...................................           (15,572)           --         (346)f)            (15,918)
                                                                --------      --------      -------              --------
NET EARNINGS .........................................          $ 26,269      $  9,779      $(9,282)             $ 26,766
                                                                ========      ========      =======              ========
NET EARNINGS PER COMMON SHARE:
   Basic .............................................          $   1.45                                              $   1.46
                                                                ========                                              ========
   Diluted ...........................................          $   1.33                                              $   1.34
                                                                ========                                              ========
Weighted-average common shares outstanding:
   Basic .............................................            18,081                                                18,296
                                                                ========                                              ========
   Diluted ...........................................            23,001                                                23,216
                                                                ========                                              ========


   The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
         Statements are an integral part of these financial statements

                                EDO CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS
                      (in thousands, except per share data)
                     FOR THE SIX MONTHS ENDED JUNE 24, 2006








                                                    June 24,          June 30,                                   EDO
                                                      2006               2006                                 Pro forma
                                                   -------------    -------------   Pro Forma                 Combined
                                                     EDO              CAS           Adjustments              June 24, 2006
                                                    --------          --------      -----------              -------------

NET SALES..................................         $272,107           $96,529                                    $368,636
COSTS AND EXPENSES
  Cost of sales............................          210,901            84,868                                     295,769
  Selling, general and administrative......           49,261             5,372            1,183 a), b), c)          55,816
  Research and development.................            6,212                15                                       6,227
                                                    --------           -------          -------                  ---------
                                                     266,374            90,255            1,183                    357,812
                                                    --------           -------          -------                  ---------
OPERATING EARNINGS.........................            5,733             6,274           (1,183)                    10,824
NON-OPERATING INCOME (EXPENSE)
  Interest income..........................            2,122                19           (1,497)d)                     644
  Interest expense.........................           (4,661)             (143)          (2,988)e)                  (7,792)
  Equity income in joint ventures                         --               115                                         115
  Other, net...............................             (257)              (40)                                       (297)
                                                    --------           -------          -------                  ---------
                                                      (2,796)              (49)          (4,485)                    (7,330)
                                                    --------           -------          -------                  ---------
Earnings before income taxes...............            2,937             6,225           (5,668)                     3,494
Income tax benefit (expense)...............            2,395           -------             (228)f)                   2,167
                                                       -----                --          --------                ----------
NET EARNINGS...............................         $  5,332           $ 6,225          $(5,897)                  $  5,660
                                                    ========           =======          ========                ==========

NET EARNINGS PER COMMON SHARE:
  Basic....................................         $   0.30                                                      $   0.31
                                                    ========                                                    ==========
  Diluted..................................         $   0.29                                                      $   0.28
                                                    ========                                                    ==========
Weighted-average common shares outstanding:
  Basic....................................           18,055                                                        18,270
                                                    ========                                                    ==========
  Diluted..................................           18,538                                                        24,639
                                                    ========                                                    ==========



        The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements

                                 EDO CORPORATION

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS

NOTE 1 -- DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On September 6, 2006 EDO Corporation ("the Company") acquired all of the stock of CAS Inc., (CAS) for $178.1 million, consisting of a cash payment of $173.2 million and 214,574 EDO common shares valued at $4.9 million. The closing was effected under the terms of an Amended and Restated Merger Agreement dated as of September 6, 2006 (the "Agreement").

Within 90 days after the closing, the Company is required to pay to the Former Shareholders the amount, if any, by which the Net Book Value (as defined) at the closing is more than the targeted Net Book Value (as defined), and the former Shareholders are required to pay to the Company the amount if any by which the Net Book Value is less than the targeted amount. As of November 20, 2006, the final Net Book Value has not been determined.

Certain reclassifications have been made to the historical financial statements of CAS Inc. to conform to the presentation used in EDO Corporations historical financial statements. Such reclassifications had no effect on CAS Inc. previously reported results from operations.

The unaudited proforma condensed combined statement of earnings for the year ended December 31, 2005 has been prepared assuming the acquisition occurred as of January 1, 2005. The unaudited proforma condensed combined statement of earnings for the six months ended June 24,2006 has been prepared assuming the acquisition occurred as of January 1, 2005.

NOTE 2 -- PURCHASE PRICE

The Company has accounted for the acquisition as a purchase under the accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of CAS, Inc. will be recorded as of the acquisition date at their respective fair values and consolidated with those of EDO Corporation.

The Company has not yet completed its analysis of the fair value of the acquired assets and liabilities. Consequently, the excess purchase price over the net assets acquired has been temporarily assigned to goodwill, and amounts recorded are subject to change.

The preliminary estimate of the purchase price allocation, which includes approximately $1.4 million in transaction related costs, is as follows (in thousands):


     Total current assets                         $  34,842
     Goodwill                                       167,938
     Property, plant and equipment, net               1,317
     Total liabilities                              (24,570)
                                                  ---------
     Total purchase price                         $ 179,527
                                                  =========


Note 3 - Pro Forma Adjustments

EDO Corporation's fiscal year ended December 31, 2005, while CAS, Inc. fiscal year ended March 31, 2006. The interim period Pro Forma is EDO Corporations six months ended June 24, 2006 and CAS, Inc's. three months ended March 31, 2006 combined with their first quarter three months ended June 30, 2006.

     a) To eliminate $1.6 million of salaries paid to their previous owners for the year ended March 31, 2006 ($0.5 million for the three months ended March 31, 2006 combined with the three months ended June 30, 2006), which will no longer continue.

     b) To eliminate $0.3 million ($0.2 million for the three months ended March 31, 2006 combined with the three months ended June 30, 2006), of costs incurred by CAS, Inc. related to this transaction which will not continue.

     c) To reflect additional stay pay compensation of $3.8 million ($1.9 million for the six months ended June 30, 2006) to key employees due to the acquisition that will be expensed over three years.

     d) To reflect the reduction of interest income of $2.1 million ($1.5 million for the six months ended June 24, 2006) due to the assumed use of $73.2 million of the Company's existing cash to fund the acquisition and eliminate CAS, Inc's. interest income of $0.04 million ($0.01 million for the three months ended March 31, 2006 combined with the three months ended June 30, 2006).

     e) To reflect $5.1 million incremental annual interest expense ($3.0 million for the six months ended June 24, 2006) arising from assumed issuance of $100 million of debt to fund the transaction at an estimated interest rate of 5% and eliminate CAS, Inc. interest expense of $0.3 million ($0.1 million for the three months ended March 31, 2006 combined with the three months ended June 30, 2006).

     f) To reflect taxes on the pro forma adjustments to income at EDO's marginal rate of 41%. In addition, this rate was also applied to the pretax income of CAS, Inc. as CAS, Inc. operated as an S Corp. and was not subject to income taxes.

     (d)  Exhibits

2(a)Stock Purchase Agreement, dated as of July 26, 2006 ("Stock Purchase Agreement"), by and among EDO Corporation, as Buyer, Fredric H. Clark, William
H. Stender, Jr. and Elizabeth L. Boyer, as Trustee of the William H. Stender, Jr. Estate Preservation Trust, as Sellers, and CAS, Inc.

2(b) First Amendment, dated September 6, 2006, to Stock Purchase Agreement.

                                    SIGNATURE

          Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 20, 2006

                                        EDO CORPORATION


                                        By: /s/ Frederic B. Bassett
                                            ------------------------------------
                                        Name: Frederic B. Bassett
                                        Title: Senior Vice President-Finance,
                                               Treasurer and Chief Financial
                                               Officer

                                  EXHIBIT INDEX

EXHIBIT NUMBER   DESCRIPTION OF EXHIBIT
--------------   ----------------------
 Exhibit 2.1     Stock Purchase Agreement, dated July 26, 2006, by and among EDO
                 Corporation, CAS, Inc. and William H. Stender, Jr., Frederic H.
                 Clark and Elizabeth L. Boyer, as trustee of the William H.
                 Stender, Jr. Estate Preservation Trust as Sellers (incorporated by reference to Exhibit 2.1 to Current Form 8-K filed with SEC on August 1, 2006

+Exhibit 2.2     First Amendment to Stock Purchase Agreement, dated September 6,
                 2006, by and among EDO Corporation, CAS, Inc. and William H.
                 Stender, Jr., Frederic H. Clark and Elizabeth L. Boyer, as
                 trustee of the William H. Stender, Jr. Estate Preservation
                 Trust as Sellers.

*Exhibit 23.1    Consent of Ernst & Young LLP


*    Filed herewith.
+    Previously filed.